EXHIBIT 4

Schedule of Transactions in Shares

The following table sets forth all transactions with respect to Shares effected by the Reporting Persons or on behalf of the Reporting Persons in respect of the Shares during the past sixty days.

eHealth, Inc.

Trade Date	Transaction	Security	Quantity Bought (Sold)	Unit Cost (1)
3/9/2022	Sell	Common Stock	(750,501)	$12.00
3/9/2022	Buy to Cover	Flex European Call Option; Strike $65.00; Exp. 3/18/2022	7,505	$0.10
3/9/2022	Sell	Flex European Put Option; Strike $45.00; Exp. 3/18/2022	(7,505)	$33.05

(1)          Excludes brokerage commissions and other costs of execution.